                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


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               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee
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Notes:

LOGO

300 Opus Center
9900 Bren Road East
Minnetonka, Minnesota
55343


                                                                  March 28,1997

Dear Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders of United HealthCare Corporation, which will be held on May 14, 1997, at 10:00 a.m., Minneapolis time, at the Lutheran Brotherhood Building Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota.

  Information about the business of the meeting and the nominees for election as members of the Board of Directors is set forth in the formal meeting notice and the proxy statement on the following pages.

  We hope you can attend the meeting. However, if you will not be able to join us, we urge you to exercise your right as a shareholder and vote. The vote of every shareholder is important, and your cooperation in completing, signing and returning the enclosed proxy promptly will be appreciated.

                                       Sincerely,

                                       LOGO
                                       William W. McGuire, M.D.
                                       Chairman, President and Chief
                                        Executive Officer

                         UNITED HEALTHCARE CORPORATION

                                300 Opus Center
                              9900 Bren Road East
                          Minnetonka, Minnesota 55343

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 14, 1997

TO THE SHAREHOLDERS OF UNITED HEALTHCARE CORPORATION:

  The Annual Meeting of Shareholders of United HealthCare Corporation ("United" or the "Company") will be held on Wednesday, May 14, 1997, at the Lutheran Brotherhood Building Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota, at 10:00 a.m., Minneapolis time, for the following purposes:

  1. To elect three persons to the Company's Board of Directors.

  2. To consider and vote upon a proposal to ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending December 31, 1997.

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Only shareholders of record of United Common Stock at the close of business on March 17, 1997, will be entitled to receive notice of and to vote at the meeting or any adjournment thereof.

                                       BY ORDER OF THE BOARD OF DIRECTORS,

                                       David J. Lubben
                                       Secretary

March 28, 1997


   YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                         UNITED HEALTHCARE CORPORATION
                                300 Opus Center
                              9900 Bren Road East
                          Minnetonka, Minnesota 55343

                               ----------------

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS

                                 May 14, 1997

                               ----------------

                                GENERAL MATTERS

  This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of United HealthCare Corporation ("United" or the "Company") for use at the Annual Meeting of Shareholders to be held on May 14, 1997, at 10:00 a.m., Minneapolis time, at the Lutheran Brotherhood Building Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota (the "Annual Meeting"), and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

  Shares of United Common Stock represented by proxies in the form solicited will be voted in the manner directed by a shareholder. If no direction is made, the proxy will be voted FOR the election of the nominees for director named in this Proxy Statement and FOR the other proposals discussed herein. A shareholder may revoke his or her proxy at any time before it is voted by delivering to an officer of the Company a written notice of termination of the proxy's authority, by filing with an officer of the Company another proxy bearing a later date, or by appearing and voting at the meeting. This Proxy Statement and the form of proxy enclosed are being mailed to shareholders commencing on or about March 28, 1997.

  Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by the Company for the meeting and the number of shareholders present in person or by proxy will determine whether or not a quorum is present. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be represented at the Annual Meeting for purposes of calculating the vote with respect to such matter. A shareholder giving the enclosed proxy may revoke it at any time before the vote is cast at the Annual Meeting.

  Only the holders of the Company's Common Stock whose names appear of record on the Company's books at the close of business on March 17, 1997, will be entitled to vote at the Annual

Meeting. At the close of business on March 17, 1997 a total of 185,600,404 shares of United Common Stock were outstanding, each share being entitled to one vote. The Company also has 500,000 shares of 5.75% Convertible Preferred Stock issued and outstanding. The holders of this stock have no general voting rights and are not entitled to vote on the proposals presented at the Annual Meeting. The affirmative vote of a majority of the shares of the Company's Common Stock represented at the meeting in person or by proxy is necessary to effectuate all matters proposed to the shareholders at the Annual Meeting. There is no right to cumulate voting as to any matter.

  Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company who will receive no extra compensation for their services may solicit proxies by telephone, telecopier, or personal calls. The Company has engaged Morrow & Co., Inc. to assist in proxy solicitation for an estimated fee of $7,500 plus out of pocket expenses.

  A copy of the Company's Annual Report for the year ended December 31, 1996 is being furnished to each shareholder with this Proxy Statement.

                       MATTERS TO BE SUBMITTED TO A VOTE

  The following is a discussion of the matters to be presented at the Annual
Meeting:

                           I. ELECTION OF DIRECTORS

  The Board of Directors of the Company is divided into three classes, Class I, Class II, and Class III, as nearly equal in number as possible. Each class serves three years with the terms of office of the respective classes expiring in successive years. The term of office of the three directors in Class II expires at the Annual Meeting.

  On July 30, 1996, the Board of Directors increased the size of the Board from 10 to 11 members and appointed Robert L. Ryan to the Board as a Class I director. One of the incumbent Class II directors, Elizabeth J. McCormack, who was elected at the Company's 1994 Annual Meeting, is retiring from the Board of Directors effective at the Annual Meeting and accordingly will not stand for reelection to a new term. On February 11, 1997, the Board of Directors nominated Walter F. Mondale for election by the shareholders as a Class II director to fill the position held by Ms. McCormick. As a result, three directors are being nominated for election to Class II at the Annual Meeting for a three year term expiring at the annual meeting of shareholders to be held in 2000.

  The persons named in the accompanying proxy will vote FOR the election of the nominees described herein, unless authority to vote is withheld. The Board of Directors has been informed that each of the nominees is willing to serve as a director; however, if any nominee should decline or become unable to serve as a director for any reason, the proxy may be voted for such other person as the proxies shall, in their discretion, determine.

  The following table sets forth certain information as of March 1, 1997, concerning the nominees for election as directors of the Company and as to the other directors whose terms of office will continue after the Annual Meeting:

          Name            Age Position with Company
          ----            --- ---------------------
DIRECTORS WHOSE TERMS EXPIRE IN 1999 (CLASS I)
Thomas H. Kean            61  Director
William G. Spears         58  Director
Gail R. Wilensky          53  Director
Robert L. Ryan            53  Director
NOMINEES FOR ELECTION AS DIRECTORS WHOSE TERMS EXPIRE IN 2000 (CLASS II)
James A. Johnson          53  Director
Douglas W. Leatherdale    60  Director
Walter F. Mondale         69  Nominee for Director
DIRECTORS WHOSE TERMS EXPIRE IN 1998 (CLASS III)
William C. Ballard, Jr.   56  Director
Richard T. Burke          53  Director
William W. McGuire, M.D.  48  Chairman, President and Chief Executive Officer
Kennett L. Simmons        55  Director

  The Class I directors' terms expire in 1999. Three of the current Class I directors (Messrs. Kean and Spears and Ms. Wilensky) were each elected at the Company's May 12, 1996 annual meeting to a term expiring in 1999. Mr. Ryan was appointed on July 30, 1996, as a Class I director for a term expiring in 1999.

  The Class II directors' terms expire at the Annual Meeting. Messrs. Johnson and Leatherdale were elected at the Company's May 11, 1994 annual meeting to terms expiring in 1997. Elizabeth McCormack, a current Class II director, is retiring from the Board and accordingly is not standing for reelection. Walter
F. Mondale has been nominated by the Board for election as a Class II director to fill the vacancy created by Ms. McCormick's retirement.

  The Class III directors' terms expire in 1998. Three of the Class III directors (Messrs. Ballard and Burke and Dr. McGuire) were elected at the Company's May 10, 1995 annual meeting to terms expiring in 1998. Mr. Simmons, the fourth Class III director, was appointed as a Class III director on October 31, 1995.

  Mr. Ballard became a member of the Company's Board of Directors in February 1993. Mr. Ballard retired in 1992 after 22 years as the Chief Financial Officer and a director of Humana, Inc., a company that owned and operated hospitals and managed care operations. Mr. Ballard is currently of counsel to Greenebaum, Doll & McDonald, a law firm in Louisville, Kentucky, and serves on the Boards of Directors of LG&E Energy Corp., Mid-America Bancorp, Vencor, Incorporated, American Safety Razor Company, Atria Communities, Inc. and HealthCare REIT, Inc.

  Mr. Burke has been a member of the Company's Board of Directors since the Company's inception and was its Chief Executive Officer until February 1988. From 1977 to August 1987 Mr. Burke was Chief Executive Officer of Physicians Health Plan of Minnesota, now part of Medica, a large Minnesota HMO to which the Company provides certain systems related services. Mr. Burke is also a director of Education Alternatives, Inc. and First Cash, Inc. Mr. Burke is part-owner, Chief Executive Officer and Governor of the Phoenix Coyotes, a National Hockey League team.

  Mr. Johnson has been a member of United's Board of Directors since November 1993. Mr. Johnson is the Chairman of the Board and Chief Executive Officer of Fannie Mae, a diversified financial services company. Prior to joining Fannie Mae in January 1990, Mr. Johnson was a managing director in corporate finance for Lehman Brothers, an investment banking firm. In addition, from 1977 to 1981, he was an executive assistant to Vice President Walter Mondale, advising the Vice President on domestic and foreign policy and political matters. Mr. Johnson is a director of Fannie Mae, Kaufman, Broad Home Corporation and Dayton Hudson Corporation.

  Mr. Kean has been a member of United's Board of Directors since August 1993. Mr. Kean is currently the President of Drew University in New Jersey. Mr. Kean served as the Governor of the State of New Jersey from 1982 to 1990. Prior to that, from 1968 to 1977, he served in the New Jersey State Assembly, including two years in the position of Speaker. Mr. Kean is a director of Amerada Hess Corporation, Aramark Corporation, Bell Atlantic Corporation, Beneficial Corporation and Fiduciary Trust Company International.

  Mr. Leatherdale became a director of the Company in 1983. Mr. Leatherdale has been the Chairman, Chief Executive Officer, President and Chief Operating Officer of The St. Paul Companies, Inc., an insurance, financial and general business corporation, since May 1990. Mr. Leatherdale served as Executive Vice President and Chief Financial Officer of The St. Paul Companies, Inc. from November 1982 until February 1989 when he became its President and Chief Operating Officer. Mr. Leatherdale is a director of The St. Paul Companies, Inc., Northern States Power Company and The John Nuveen Company.

  Dr. McGuire became a director of the Company in February 1989 and the Chairman of its Board in May 1991. Dr. McGuire became an Executive Vice President of United in November 1988, the Company's President in November 1989 and the Company's Chief Executive Officer in February 1991. Dr. McGuire also served as the Company's Chief Operating Officer from May 1989 to June 1995.

  Mr. Mondale, a nominee for director, has been a partner in the law firm of Dorsey & Whitney LLP since January 1997, and was also a partner from 1987 to 1993. He previously served as a director of the Company from August 1991 to August 1993. Mr. Mondale served as United States Ambassador to Japan from August 1993 through December 1996. In 1984, he was the Democratic nominee for President of the United States. From 1977 to 1981, Mr. Mondale was Vice President of the United States. From 1964 to 1976, Mr. Mondale was a U.S. Senator from Minnesota and served as the Attorney General of Minnesota from 1960 to 1964. Mr. Mondale also serves as a director of several Black Rock mutual funds managed by Black Rock Financial Management, Inc., CNA Financial Corporation and Northwest Airlines Corporation. He is also a nominee for director of Interra Financial, Incorporated and St. Jude Medical, Inc.

  Mr. Ryan became a director of the Company in July 1996. Mr. Ryan is Senior Vice President and Chief Financial Officer of Medtronic, Inc., a leading medical technology company specializing in implantable and invasive therapies. Prior to joining Medtronic, Mr. Ryan served as Vice President and Chief Financial Officer of Union Texas Petroleum Corporation from 1982 to 1993. Mr. Ryan is also a member of the Board of Directors of TECO Energy, Inc., Tampa Electric Co. and Interra Financial, Incorporated.

  Mr. Simmons became a director of the Company in October 1995. Mr. Simmons was the Chairman and Chief Executive Officer of The MetraHealth Companies, Inc. ("MetraHealth") a privately held health care management company, from July 1994 until October 1995 when that company was acquired by United. From 1991 to 1994, Mr. Simmons was self-employed. From 1987 to 1991 Mr. Simmons held various executive positions with the Company, including Executive Vice President for Operations, Chief Operating Officer and Chief Executive Officer. Mr. Simmons was also a member of the Board of Directors of United from 1986 to 1991 and served as its Chairman from 1989 to 1991. Mr. Simmons is also a director of Manor Care, Inc.

  Mr. Spears became a director of the Company in February 1991. Mr. Spears has been the Chairman of the Board of Spears, Benzak, Salomon & Farrell, Inc., an investment counseling and management firm, since 1972. In April 1995, Spears, Benzak, Salomon & Farrell became a wholly owned subsidiary of KeyCorp. Mr. Spears is a Group Executive of KeyCorp and Chairman and Chief Executive Officer of Key Asset Management. Mr. Spears also serves as a director of Alcide Corporation.

  Ms. Wilensky has been a member of United's Board of Directors since May 1993. Ms. Wilensky is currently the John M. Olin Senior Fellow at Project HOPE, an international health foundation and Chair of the Physician Payment Review Commission. From 1992 to 1993, she served as the Deputy Assistant to President George Bush for policy development, and from 1990 to 1992 she was the Administrator of the Health Care Financing Administration directing the Medicaid and Medicare programs for the United States. Ms. Wilensky also serves as a director of Advanced Tissue Sciences, Inc., Syncor International, St. Jude Medical, Inc., Capstone Pharmacy Services, Inc., Coram HealthCare Corporation, Shared Medical Systems Corporation, Quest Diagnostics Incorporated and Neopath, Inc.

Director Compensation

  Directors who are not employees of the Company are paid an annual retainer of $20,000, which is paid in equal quarterly installments, and a $1,500 fee for attendance at each Board meeting. The Chairman of the Board has the authority to set the amount of any additional fees paid to Board members chairing a committee of the Board of Directors or for performing such other substantial work as requested by the Board. The Chairman of the Audit Committee and the Chairman of the Compensation and Stock Option Committee were each paid a $5,000 fee for chairing such Committees for the year ended December 31, 1996.

  The Company also provides health care coverage to current and past directors who are not eligible for coverage under another group health care benefit program or Medicare. During 1996, the Company paid approximately $3,100 in health care premiums with respect to Mr. Burke, $4,000 with respect to Mr. Simmons, and an aggregate of approximately $5,000 to past directors.

  Directors of the Company who are not employed by the Company ("eligible directors") receive grants of non-qualified stock options pursuant to the 1995 Non-employee Director Stock Option Plan (the "1995 Plan"). The 1995 Plan provides that eligible directors who were not in office on the day immediately following the Company's May 10, 1995 annual meeting will receive two types of option grants: initial grants and annual grants. The initial grants (non-qualified stock options for 9,000 shares of United Common Stock) are granted automatically on the date the eligible director is first elected to the Board of Directors and become exercisable over the following three year period at the rate of 3,000 shares per year. The annual grants (non-qualified stock options for 4,000 shares of United Common Stock) are granted automatically on the first business day immediately following each annual meeting of the Company's shareholders (the "Annual Option Grant Date"). The option price for options granted under the 1995 Plan is defined as the closing sale price of the Company's Common Stock on the date of the grant of the option, as reported on the New York Stock Exchange, Inc.

  Eligible directors who were in office on the day immediately following the Company's May 10, 1995 annual meeting received a grant of options to purchase 16,000 shares of United Common Stock on the 1995 Annual Option Grant Date and a grant of options to purchase 8,000 shares of United Common Stock on the 1996 Annual Option Grant Date. They will also receive an option to purchase 4,000 shares of United Common Stock on each Annual Option Grant Date during the remaining term of the 1995 Plan to the extent they are eligible directors at that time.

Committees and Meetings of the Board of Directors

  During the year ended December 31, 1996, the Board of Directors held four regular meetings and two special meetings. Except for Messrs. Ryan and Kean, all incumbent directors attended at least 75% of the meetings of the Board and committees of which they were members. In addition to the meetings, the Board passed several resolutions during 1996 by written consent.

  To assist in the discharge of its responsibilities, the Board of Directors of the Company has established four standing committees: an Audit Committee, a Compensation and Stock Option Committee, an Executive Committee, and a Nominating Committee.

  During 1996, the Audit Committee consisted of Messrs. Leatherdale (Chairman) and Johnson, Ms. Wilensky and Ms. McCormack. The Audit Committee held four regular meetings and one special meeting in 1996. The Audit Committee reviews and makes recommendations to the Board of Directors with respect to designated financial and accounting matters.

  The Compensation and Stock Option Committee consists of Messrs. Spears (Chairman), Ryan, Kean and Ballard. The Compensation and Stock Option Committee held four regular meetings, one special meeting and passed several resolutions by written consent during 1996. The Compensation and Stock Option Committee reviews and makes certain determinations with respect to designated compensation and fringe benefit matters.

  The Nominating Committee consists of Messrs. Ballard (Chairman), Spears, Leatherdale and Dr. McGuire. The Nominating Committee met twice and passed several resolutions by written consent in 1996. The Nominating Committee's duties include identifying and nominating individuals to be proposed for election as directors at the annual meeting of shareholders and to fill vacancies existing on the Board. The Committee will consider candidates proposed by shareholders upon timely written notice to the Secretary of the Company. To be timely, any such notice must be received at the Company's principal executive offices not less than sixty days prior to the date of such annual meeting and must set forth (i) the name, age, business address, residence address and the principal occupation or employment of each nominee proposed in such notice; (ii) the name and address of the shareholder giving the notice as the same appears in the Company's stock register; (iii) the number of shares of capital stock of the Company which are beneficially owned by each such nominee and by such shareholder; and (iv) such other information concerning each such nominee as would be required for soliciting proxies for the election of such nominee. Such notice must also include a signed consent of each such nominee to serve as a director of the Company, if elected.

  The Executive Committee, which consists of Messrs. Simmons, Spears, Ballard, Leatherdale and Dr. McGuire, held one regular meeting during 1996 and passed several resolutions during 1996 by written consent. The Executive Committee is authorized to exercise all of the powers of the Board when the Board is not in session.

               II. APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending December 31, 1997. A proposal to ratify this appointment will be presented at the Annual Meeting. Arthur Andersen LLP has examined the Company's financial statements since 1981. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders. If the appointment is not ratified by the shareholders, the Board of Directors is not obligated to appoint other independent public accountants, but the Board of Directors will give consideration to such unfavorable vote.

  The Board of Directors recommends a vote FOR this proposal. Proxies will be voted in favor of ratifying this appointment unless otherwise specified.

                            EXECUTIVE COMPENSATION

Cash and Other Compensation

  The following table provides certain summary information relating to cash and other forms of compensation paid to, or accrued by the Company on behalf of, the Company's Chief Executive Officer ("CEO"), Dr. McGuire, and each of the four other most highly compensated executive officers of United (Messrs. Wills, Carlson, George and Koppe) as of December 31, 1996, and a former executive officer of United (Mr. Wise), in each case for the years ended December 31, 1994, 1995 and 1996.

                          SUMMARY COMPENSATION TABLE

                                                             Long Term
                                                            Compensation
                                                         ------------------
                      Annual Compensation                  Awards   Payouts
             ------------------------------------------- ---------- -------
 Name and                                      Other     Securities
 Principal                                     Annual    Underlying  LTIP    All Other
 Position                                     Compen-     Options/  Payouts   Compen-
at 12/31/96  Year Salary($)    Bonus($)     sation($)(1) SARs(#)(2) ($)(3)  sation($)(4)
-----------  ---- ---------    ---------    ------------ ---------- ------- ------------
William W.
 McGuire,
 M.D.        1996 1,100,000          -- (5)    51,011(6)  250,000     --       85,408
 Chief Ex-
 ecutive
 Officer     1995   875,000      875,000       80,547(6)  150,000     --       77,113
             1994   717,308    1,969,423(7)       --      249,312     --       43,995
Travers H.
 Wills       1996   475,000          -- (5)       --       60,000     --       23,625
 Chief Op-
 erating
 Officer     1995   312,500      312,500          --      130,000     --       11,971
             1994   270,769      974,202(7)       --       99,725     --       33,760
James G.
 Carlson     1996   392,308          -- (5)       --       40,000     --        4,500
 Executive
 Vice Pres-
 ident,      1995   100,000(8)   380,000          --          --      --          --
 Field Op-
 erations
David P.
 Koppe(9)    1996   350,000          -- (5)       --       35,000     --       15,585
 Chief Fi-
 nancial
 Officer     1995   253,846      174,000          --       80,000     --       10,615
             1994   147,462      600,000(7)       --       69,000     --        3,752
David A.
 George(10)  1996   300,000          -- (5)       --       45,000     --       36,293
 Executive
 Vice Pres-
 ident,
 Strategic
 Services
Allen F.
 Wise(11)    1996   358,269          --           --       35,000     --       69,719
             1995   112,500      427,500          --          --      --        3,750

--------
 (1) Except as noted in the table, perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus for the named executive officer.
 (2) None of the named individuals has been granted stock appreciation rights
     (SARs).
 (3) In February 1997, the Company's Board of Directors approved the creation of a long term incentive plan for certain of its executive officers. To date, no amounts have been paid under that plan.
 (4) For each of the named individuals except Dr. McGuire, the indicated amounts consist of Company contributions made pursuant to the Company's 401(k) Savings Plans and Executive Savings Plan. The amounts indicated for Dr. McGuire include Company paid insurance premiums of $26,706 in 1996 and $14,828 in 1995, as well as Company contributions made pursuant to the Company's 401(k) Savings Plans and Executive Savings Plan.

 (5) None of the named executive officers received bonuses relative to calendar year 1996 performance.
 (6) Other annual compensation for Dr. McGuire includes Company provided transportation of $57,541 in 1995 and $20,820 in 1996.
 (7) In connection with their performance related to the negotiation and execution of the May 1994 sale of the Company's pharmaceutical benefits management subsidiary, Diversified Pharmaceutical Services, Inc., Dr. McGuire and Mr. Wills each received a one time bonus of $750,000 and Mr. Koppe received a one time bonus of $500,000 which are included in the amounts disclosed.
 (8) Mr. Carlson became an employee and executive officer of the Company in October 1995 upon completion of the acquisition of MetraHealth.
 (9) Mr. Koppe was named Chief Financial Officer of the Company in December
     1994.
(10) Mr. George became an executive officer of the Company in October 1996.
(11) Mr. Wise was employed by the Company from October 1995 to October 1996, as an Executive Vice President.

Stock Options and Stock Appreciation Rights

  The following table sets forth information relating to stock awards to the individuals named in the Summary Compensation Table under the Company's stock option and incentive plans during the year ended December 31, 1996. No SARs were granted to these individuals in 1996.

                           OPTION/SAR GRANTS IN 1996

                                                                             Potential Realizable Value
                                                                              at Assumed Annual Rates
                                                                            of Stock Price Appreciation
                              Individual Grants                                   for Option Term
                          --------------------------                        ----------------------------
                            Number of    % of Total
                           Securities   Options/SARs Exercise
                           Underlying    Granted to   or Base
                          Options/SARs   Employees     Price   Expiration
          Name            Granted(#)(1)   in 1996    ($/share)    Date          5%($)         10%($)
          ----            ------------- ------------ --------- ----------   ------------- --------------
William W. McGuire, M.D.     250,000(2)     7.1%      $33.750    7/30/06        5,306,298     13,447,202
Travers H. Wills              60,000(3)     1.7%       33.750    7/30/06        1,273,512      3,227,328
James G. Carlson              40,000(3)     1.1%       33.750    7/30/06          849,008      2,151,552
David P. Koppe                35,000(3)     1.0%       33.750    7/30/06          742,882      1,882,608
David A. George               30,000(3)     0.8%       32.125    7/16/06          606,097      1,535,969
                              15,000(3)     0.4%       35.500   10/24/06          334,886        848,668
Allen F. Wise                 35,000(3)     1.0%       33.750    7/30/06(4)       742,882      1,882,608

--------
(1) All options granted in 1996 expire ten years following the date of grant, subject to earlier termination upon certain events related to termination of employment.
(2) Options become exercisable at the rate of 25% per year over a period of four years from the date of grant.
(3) Options are 100% exercisable following the ninth anniversary date of the grant. Pursuant to the terms of the plan under which these options were granted, the Compensation and Stock Option Committee has the authority to establish earlier exercise dates for all or a portion of these options prior to their expiration, based on the optionee's performance.
(4) Mr. Wise's option grant was forfeited upon termination of his employment.

Option/SAR Exercises and Holdings

  With respect to the individuals named in the Summary Compensation Table, the following table contains information relating to the exercise of options during 1996 and unexercised options held as of December 31, 1996. None of the named individuals exercised SARs during 1996 or held SARs as of December 31, 1996.

                    AGGREGATED OPTION/SAR EXERCISES IN 1996
                  AND OPTION/SAR VALUES AT DECEMBER 31, 1996

                                                     Number of
                                                    Securities
                                                    Underlying
                                                    Unexercised    Value of Unexercised in-
                             Shares                Options/SARs     the-Money Options/SARs
                            Acquired     Value    at 12/31/96 (#)      at 12/31/96 ($)
                               on      Realized    Exercisable/          Exercisable/
          Name            Exercise (#)  ($)(1)     Unexercisable        Unexercisable
          ----            ------------ --------- ----------------- ------------------------
William W. McGuire, M.D.        --           --  1,155,724/675,588   36,404,124/8,331,815
Travers H. Wills                --           --    179,890/299,835    2,622,466/3,067,449
James G. Carlson                --           --     23,388/119,516      494,489/1,933,537
David P. Koppe                  --           --     61,280/160,400      691,700/1,363,125
David George                    --           --      32,380/90,281      988,978/1,517,798
Allen F. Wise                60,174    2,269,763               0/0                    0/0

--------
(1) Calculated as market price per share at time of exercise less the per share exercise price, times the number of shares purchased.

Performance Graph

  The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total shareholder return of the Standard & Poor's 500 stock index and an index of a group of peer companies selected by the Company, for a five year period ended December 31, 1996. The comparison assumes the investment of $100 on December 31, 1991 in each index and that dividends were reinvested when paid. The companies included in the peer group are Foundation Health Corporation, HealthCare COMPARE Corporation, Healthsource, Inc., Humana, Inc., Oxford Health Plans, Inc., PacifiCare Health Systems, Inc., Sierra Health Services, Inc., Value Health, Inc. and Wellpoint Health Networks, Inc. The Company is not included in the peer group index. In calculating the annual cumulative total shareholder return of the peer group index, the shareholder returns of the peer group companies are weighted according to the stock market capitalizations of the companies.

                                     LOGO

  The peer group differs from that used in the Company's 1995 Notice of Annual Meeting and Proxy. Two companies previously reported in the group, FHP International Corporation and U.S. Healthcare, Inc., are no longer in the peer group because they were acquired by other companies. FHP International Corporation was acquired by PacifiCare Health Systems, Inc. and U.S. Healthcare, Inc. was acquired by Aetna Inc. Additionally, the Company's peer group was expanded to include the following companies: Healthsource, Inc., Humana, Inc., Oxford Health Plans, Inc., Sierra Health Services, Inc., and Wellpoint Health Networks, Inc.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The Board of Directors has delegated to the Compensation and Stock Option Committee (the "Committee") the authority to make certain decisions with respect to the compensation of the Company's Chief Executive Officer, as well as various aspects of other compensation and fringe benefit matters applicable to all of the Company's employees including executive officers. In addition, the Committee administers the Company's stock option and stock based incentive plans. During the Company's fiscal year ended December 31, 1996, the Committee consisted of William G. Spears, William C. Ballard, Robert L. Ryan and Thomas
H. Kean; none of whom was or is a Company employee. James L. Seiberlich also served as a member of the Committee during part of 1996 prior to his retirement from the Board in May 1996. Mr. Seiberlich was not an employee of the Company.

  Compensation Policies for Executive Officers. Through its executive compensation policies, the Company seeks to attract, retain and motivate highly qualified executives who will contribute to the Company's continued success. To achieve these goals, the Company emphasizes cash compensation and stock programs that are tied to Company performance. Specifically, the Company's stock programs provide key employees the opportunity to acquire a significant ownership interest in the Company through various stock option, restricted share and stock purchase plans. The Committee also believes that the availability of comprehensive and competitive executive-level benefits is important to its goal of retaining high quality leadership and motivating executive performance consistent with shareholder interest. Accordingly, the Company makes available to its executive officers a broad range of benefit programs, which are also available to employees generally, including life and disability insurance, a 401(k) savings plan, an employee stock ownership plan and other benefit programs. Along with other highly compensated employees of the Company, executive officers are also eligible to participate in the Company's non-qualified compensation deferral plans which consist of a component under which the Company matches a portion of the amount of employee deferred compensation up to a certain percentage and a component under which the employee may defer compensation without a Company match. In addition, certain of the Company's executive officers will be eligible for participation in a long term incentive plan created by the Company's Board of Directors in February 1997 as described elsewhere in this report. Compensation paid to the Company's executive officers is also determined, in part, by reference to employment agreements between the Company and certain of its officers. The employment agreements applicable to the executive officers named in the Summary Compensation Table are described elsewhere in this Proxy Statement.

  The Committee recognizes that the industry in which the Company operates is both highly competitive and undergoing significant change, with the result that there is substantial demand for qualified, experienced executive personnel. For these reasons, the Committee believes the Company's compensation arrangements must remain competitive with those offered by other companies of similar size and scope of operations, including some but not all of the companies comprising the peer group used in the Performance Graph. One aim of the Company's executive compensation policies is to make it possible for Company executives to earn cash compensation equaling or exceeding that which the executive would earn at a competitor. The Committee believes, however, that the higher level of compensation should be paid only when performance warrants. For these reasons, the Company's executive cash compensation consists of fixed base salary and bonus compensation. The base salary ranges for the executive officers are reviewed periodically by the

Committee and may be increased (or decreased) to reflect changes in the responsibilities allocated to a particular position, changes in the base salaries paid to executives at other companies of similar size and operating complexity, changes in the size and scope of the Company's operations, or the effect of inflation. Increases to an executive's base salary are based upon the executive's personal contribution to corporate performance, increases in his or her responsibilities, salaries paid to executives at other companies of similar size and operating complexity and the rate of inflation.

  The other, and potentially more significant, part of executive cash compensation consists of incentive payments under the Company's Management Incentive Program. Under the Management Incentive Program, an executive's annual incentive compensation payment generally depends on three performance factors: the overall performance of the Company; the overall performance of the business unit or corporate division in which the executive serves; and the executive's individual performance. The performance objectives for the Company and the business unit or corporate division derive from the Company's operating budget and targets for the upcoming year, along with projections for growth and strategic objectives. They take into account the Company's goal of remaining a growing, highly respected leader in health care management. The performance objectives include specific goals as to revenues, earnings, selling, general and administrative costs, medical loss ratio, membership and stock price. Individual executive performance is measured against an annual incentive target which represents a percentage of base salary that the executive can earn as bonus compensation if performance warrants. This percentage ranges from 50% to 100% of an executive's base salary. The incentive target is set at a higher percentage for more senior officers, with the result that the more senior executive officers have a higher percentage of their potential total compensation subject to the Company's results and their individual performance.

  After the end of the Company's fiscal year, the Committee determines, based on the Company's overall performance discussed above, the overall Company rating, or Company factor, which is a multiplier in the range of 0.0 to 2.0. The Committee also reviews, and either approves or revises, management's recommendation regarding the total dollar amount to be placed into the Company incentive pool for payment of incentive amounts to Company executives. Following the Committee's determinations, the Company's top management determines the rating or factor to be given to each business unit and corporate division. The factor given a particular unit or division ranges from
0.0 to 2.0 and is based on the performance of such business unit or corporate division with respect to its pre-set goals and objectives. The portion of the Company incentive pool available to each business unit and corporate division is then determined by multiplying the total dollar amount of the incentive targets for executives in a particular business unit or corporate division by a factor which is a combination of the Company and business unit or corporate division factors. The Chief Executive Officer evaluates the individual performance of each executive officer and allocates the available incentive compensation amounts among the participating executives in each business unit or corporate division. For 1996, the Committee established a 0.3 Company factor. In so doing, the Committee adopted management's recommendation, which was driven by management's disappointment with the Company's 1996 performance as compared to the goals established for 1996. Both management and the Committee acknowledged that the Company's performance reflected industry conditions and was, in fact, better than many competitors' results. Nonetheless, management recommended and the Committee agreed that performance payments should be substantially reduced in order to maintain the Company's payments for performance philosophy. In addition, the Committee accepted those officers' additional recommendation that incentive payments under the program for 1996 be concentrated on those business units whose performance had exceeded expectations despite the overall Company's performance, and that the Company's senior managers (including the Company's Chief Executive Officer) would not receive any bonus payments under the Management Incentive Plan for 1996. The aggregate amount of 1996 bonuses paid to the 2,400 employees participating in the program was $10,000,000.

  The Committee believes that it is also important to provide executive officers with a longer term interest in the Company's performance through various stock ownership programs, including stock option, restricted share grant, stock purchase and other programs. The Committee also recognizes that increases in the Company's stock price in recent years has been a significant source of compensation to employees and believes this factor has contributed to employee productivity and loyalty. Historically, the emphasis has been on more typical non-qualified and incentive stock option grants with vesting periods of three to five years, although some restricted share and accelerated option vesting grants have also been made. Beginning in late 1992 and continuing through 1996, the majority of the options granted to executives had nine year vesting schedules under which no shares would be exercisable until the ninth anniversary of the grant date unless the Committee established an earlier exercise date for all or a portion of such grant based on a review of the executive's performance with general reference to one or more of the Company performance, business unit performance and individual performance factors and goals under the Management Incentive Plan described above. The Committee currently believes that the aggregate number of shares subject to unexercised stock options and restricted stock grants with unlapsed restrictions outstanding at any time should be targeted at approximately 10% of the Company's total issued and outstanding shares of Common Stock at the close of the preceding calendar year. Over the past three years, the amount of shares subject to unexercised employee options has averaged approximately 6.5% to 8% of outstanding shares at year end. The Committee continues to believe that ongoing emphasis should be placed on stock option programs as a means of compensating employees and further expects that the number of shares and the percentage of outstanding shares subject to employee options will increase. In determining the amount of options or restricted share awards to grant to executive officers, the Committee considers various factors, including the executive's responsibilities and potential for directly contributing to the Company's performance, base salary amount, the practicality of tying vesting of options to individual or Company performance standards, and the total number of options previously granted to the executive.

  Chief Executive Officer's 1996 Compensation. Dr. McGuire's compensation is determined pursuant to the principles noted above and by the terms of his employment agreement with the Company. As the Company's Chief Executive Officer, a significant amount of Dr. McGuire's cash compensation varies with overall Company performance.

  Dr. McGuire's 1996 base salary of $1,100,000 was established as a result of the Committee's review of Dr. McGuire's performance on behalf of the Company in accordance with Dr. McGuire's employment agreement. With respect to the determination of any increases in Dr. McGuire's annual base salary amount from year to year, in addition to any of the increases required by Dr. McGuire's employment agreement, the Committee attempts to determine an amount that is competitive within the health care industry for similarly situated chief executives as well as with the compensation paid executives of other companies not necessarily within the health care industry but of comparable size and operating complexity. Based on the advice it received in 1992 and 1995, when the Committee utilized the services of an independent compensation consulting firm to assist in the development of the Chief Executive Officer's compensation package, the Committee believes Dr. McGuire's base salary is consistent with that for chief executive officers of other comparable companies. Dr. McGuire's employment agreement is described in this proxy statement under the section titled Executive Employment Agreements.

  To determine Dr. McGuire's cash bonus compensation, the Committee, using the Company factor discussed above as its basis, sets a factor of 0.0 to 2.0 by which the Chief Executive Officer's incentive target (100% of his base salary) is multiplied to determine his annual incentive payment. For the reasons discussed above and based upon Dr. McGuire's recommendation, the Committee determined that Dr. McGuire would not receive an annual incentive payment for 1996.

  The Committee believes it is important to link a significant portion of Dr. McGuire's potential compensation to future Company performance. As part of his overall compensation package, Dr. McGuire receives grants of stock options and restricted stock awards from time to time. In 1996, Dr. McGuire was granted options for 250,000 shares of Company common stock with each share having an exercise price of $33.750 which was the fair market value of one share of stock on the grant date. Such options become exercisable at the rate of 25% a year over a period of four years from the date of the grant. In addition, during 1996, the Committee established 1996 exercise dates for options granted to Dr. McGuire in prior years representing the right to purchase a total of 110,262 shares of Company common stock. In establishing these earlier exercise dates, the Committee considered the Company's overall performance during 1996 and subjectively reviewed Dr. McGuire's performance in connection with the Company's performance.

  Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company's stock option programs have been structured in a manner that appears to comply with the statute's requirements and as a result, performance-based compensation associated with stock options is not expected to be subject to the deduction limit. The majority of the Company's executive officers' compensation which could exceed the $1 million limitation is associated with such stock options. Accordingly, the Company does not expect this deduction limitation to have a material effect on its operations or financial condition and does not currently anticipate taking any further action with respect to its compensation programs to avoid paying compensation which exceeds the $1 million limitation and for which the Company therefore loses the corresponding tax deduction.

SUBMITTED BY THE COMPENSATION AND STOCK OPTION COMMITTEE OF THE UNITED HEALTHCARE CORPORATION BOARD OF DIRECTORS.

William C. Ballard
Thomas H. Kean
Robert L. Ryan
William G. Spears

Executive Employment Agreements

  The Company has various forms of executive agreements with each of the executive officers named in the Summary Compensation Table.

  William W. McGuire, M.D. Dr. McGuire entered into a new employment agreement, effective as of January 1, 1996 (the "1996 Agreement"), which replaced an earlier agreement.

  The 1996 Agreement has an initial term of three years during which Dr. McGuire is to serve as United's Chief Executive Officer and President. The 1996 Agreement will be automatically extended for an additional one year period at the end of each year of the initial term unless notice of intent not to renew is given by either the Company or Dr. McGuire. During the term of his employment under the 1996 Agreement, Dr. McGuire will receive a minimum base salary of $1,100,000, which will be increased by a minimum of $100,000 annually. Dr. McGuire is also eligible to participate in United's incentive bonus plan at prescribed levels and its other employee benefit programs including health care coverage benefits for him and his family. The 1996 Agreement provides that Dr. McGuire will receive annually non-qualified stock options to purchase a minimum of 250,000 shares of the Company's Common Stock at a exercise price equal to the fair market value of the shares of the Company's Common Stock on the date of grant, subject to certain adjustments. These options will vest over a period of four years at the rate of 25 percent per year subject to additional vesting provisions upon the occurrence of specified future events. In addition, the Company will provide and pay for and Dr. McGuire will own, a term life insurance policy on Dr. McGuire in an amount three times his current base salary as well as an individual supplemental long term "own occupation" disability insurance policy. The 1996 Agreement also requires the Company to provide Dr. McGuire with a supplemental retirement benefit in an amount equal to a percentage of his final average highest three-year cash compensation, ranging from 37.50% in 1996 to 65% if he retires at age 65.

  The 1996 Agreement provides severance benefits in the event Dr. McGuire's employment by the Company terminates under certain circumstances. In the event of termination by the Company without Cause or by Dr. McGuire with Good Reason (as such terms are defined in the 1996 Agreement), the Company will continue to pay Dr. McGuire, for a period of 36 months following the termination, the greater of (i) the minimum base salary of $1,100,000 plus an annual cash bonus equaling the same percentage of such minimum base annual salary as the most recent annual cash bonus received by him bore to his then-effective minimum base annual salary, or (ii) his then-current actual annualized base salary, plus an amount equal to the most recent cash bonus actually received by him at his termination (the "Severance Payment"). In certain instances, Dr. McGuire may elect to receive a single lump sum payment, discounted to the present value, instead of the Severance Payment. Any stock options, SARs or restricted stock awards granted to Dr. McGuire prior to such termination will be 100% vested at termination. In addition, following Dr. McGuire's termination, United has agreed to pay a reasonable amount for out-placement and job search services on behalf of Dr. McGuire. In the event Dr. McGuire terminates his employment with the Company without Good Reason prior to the end of the term of the agreement, for the period following the effective date of the termination to the end of the initial term of the 1996 Agreement or the end of any extension of such term, Dr. McGuire will receive a severance benefit payable in accordance with the Company's normal payroll practices equal to the Severance Payment.

  If Dr. McGuire's employment with the Company is terminated due to his death or permanent disability prior to the end of the term of the agreement, his beneficiaries will receive a benefit payable in accordance with the Company's normal payroll practices equal to the greater of the minimum base annual salary of $1,100,000 plus an annual cash bonus equaling the same percentage of such minimum base annual salary as the most recent annual cash bonus received by him bore to his then-effective minimum base annual salary or his then-current actual annualized base salary plus the most recent annual cash bonus actually received by him for the remaining term of the 1996 Agreement.

  Dr. McGuire has also agreed to non-competition, non-solicitation and confidentiality arrangements covering the term of the 1996 Agreement and certain periods following the termination of his employment.

  Travers H. Wills. Mr. Wills entered into an employment agreement with the Company, effective May 27, 1994, having an initial term ending on December 31, 1996 with automatic annual renewals thereafter unless the agreement is terminated under certain circumstances. The agreement was automatically renewed on January 1, 1997, for an additional one year period expiring on December 31, 1997. During the term of his employment agreement, Mr. Wills will receive a minimum annual salary of $275,000. In addition, he is eligible to participate in the Company's incentive compensation plans, its stock option and grant plans and other employee benefit plans. In the event, during the term of this Agreement, the Company terminates Mr. Wills' employment without Cause, or a Change in Employment (as such terms are defined in the Agreement) occurs which Mr. Wills elects to treat as a termination of employment, the Company will continue, for an 18 month period, to pay Mr. Wills' annualized base salary and an amount equal to any bonus or incentive compensation paid or payable for the most recent calendar year or other period generally used by the Company to determine such bonus or incentive payments. Any stock options, SARs or restricted stock awards granted to Mr. Wills prior to such termination without Cause or a Change in Employment, will continue to vest during the 18 month period in which the Company is making payments to Mr. Wills. In addition, following Mr. Wills' termination, the Company has agreed to pay a reasonable amount for out-placement and job search services on behalf of Mr. Wills. As part of this agreement, Mr. Wills agreed to non-competition and non-solicitation arrangements during the term of the agreement and for certain periods following the termination of his employment.

  James G. Carlson. Mr. Carlson entered into an employment agreement with the Company, effective October 2, 1995, which remains in effect until December 31, 1998 unless it is earlier terminated. During the term of his employment agreement, Mr. Carlson will receive an annualized base salary of not less than $400,000. In addition, he is eligible to participate in the Company's incentive compensation plans, its stock option and grant plans and other employee benefit plans.

  If, during the term of the agreement, the Company terminates Mr. Carlson's employment without Cause (as such term is defined in his agreement) or Mr. Carlson terminates his employment for Good Reason (as such term is defined in his agreement), Mr. Carlson will receive severance pay paid biweekly over a one year period equal to one year of both base salary and management incentive plan payments, plus a prorated management incentive plan payment for the fraction of the management incentive plan payment period ending on his termination of employment and any management incentive plan payments remaining unpaid from the preceding year pursuant to the terms of the management incentive plan. Mr. Carlson will also continue to receive group health plan coverage for himself and his dependents (or comparable reimbursement for the cost of such coverage) during the time he is entitled to receive the above-described severance benefits. Also, any unvested stock options or grants that have a pre-established vesting schedule will continue to vest according to the schedule for a period of two years from the last day of Mr. Carlson's employment. The amount of severance benefits under the agreement will be reduced by 80% of any compensation earned by Mr. Carlson from another employer during the period in which he receives severance benefits.

  If Mr. Carlson becomes disabled during the term of the agreement, he is entitled to receive continued base salary at the annual rate in effect on the date of disability during the remaining term of his agreement while he remains disabled. He will also receive a prorated management incentive payment for the fraction of the management incentive payment measuring period ending on the date of his disability, plus any management incentive payment remaining unpaid from the preceding year. These payments will be reduced by amounts he receives from Company paid-for disability insurance, compensation from other employment, workers compensation, Social Security or governmental programs relating to disability. If Mr. Carlson dies during the term of the agreement, the Company will pay to his personal representative his base salary for the month in which his death occurs, plus a prorated management incentive payment for the fraction of the management incentive payment measuring period ending on the date of his death, plus any management incentive payment remaining unpaid from any preceding year.

  As part of his agreement, Mr. Carlson agreed to non-competition and non-solicitation arrangements during the term of the agreement and for certain periods following the termination of his employment.

  David A. George. Mr. George entered into an employment agreement with the Company, effective October 2, 1995, which remains in effect until December 31, 1998 unless it is earlier terminated. During the term of his employment agreement, Mr. George will receive an annualized base salary of not less than $300,000. In addition, he is eligible to participate in the Company's incentive, compensation plans, its stock option and grant plans and other employee benefit plans.

  If during the term of the agreement, the Company terminates Mr. George's employment without Cause (as such term is defined in his agreement) or Mr. George terminates his employment for Good Reason (as such term is defined in his agreement), Mr. George will receive severance pay paid biweekly over a one year period in an amount equal to one year of both base salary and management incentive plan payments, plus a prorated management incentive plan payment for the fraction of the management incentive plan payment period ending on the date of his termination and any management incentive plan payments remaining unpaid from the preceding year pursuant to the terms of the management incentive plan. Mr. George will also continue to receive group health plan coverage for himself and his dependents (or comparable reimbursement for the cost of such coverage) during the time he is entitled to receive the above-described severance benefits. Also, any unvested stock options or grants that have a pre-established vesting schedule will continue to vest according to the schedule for a period of two years from the last day of Mr. George's employment. The amount of severance benefits under the agreement will be reduced by 80% of any compensation earned by Mr. George from another employer during the period in which he receives severance benefits.

  Mr. George's agreement contains provisions similar to those in Mr. Carlson's agreement with respect to his death or disability and non-competition and non-solicitation arrangements.

  David P. Koppe. Mr. Koppe entered into an employment agreement with the Company, effective December 1, 1994 which remains in effect unless and until it is terminated under certain circumstances. During the term of his employment agreement, Mr. Koppe will receive a minimum annual salary of $225,000. In addition, he is eligible to participate in the Company's incentive compensation plans, stock option and grant plans and other employee benefit plans. In the event, during the term of this agreement, the Company terminates Mr. Koppe's employment without Cause or a Change in Employment (as such terms are defined in the agreement) occurs which Mr. Koppe elects to treat as a termination of employment, the Company will continue, for a 12 month period, to pay Mr. Koppe's annualized base salary and an amount equal to one half of the total of any bonus or incentive compensation paid or payable for the two most recent calendar years or other period generally used by the Company to determine and certain periods following termination or expiration of the agreement.

Severance Arrangements and Change-in-Control Provisions

  Pursuant to the Company's Severance Pay Plan which is applicable to all regular Company employees, certain of the executive officers may be eligible to receive payments as severance pay following their termination in certain events. However, any payments to an executive officer in connection with a change-in-control as defined in and pursuant to an employment agreement with the Company shall replace and be in lieu of payment and/or benefits under any Company severance program, including the Company's Severance Pay Plan. The amounts of severance payments under the Company's Severance Pay Plan following termination are dependent upon the executive officer's length of service, grade level within the Company and the execution of a Company-approved release. Any amounts paid to Messrs. Carlson and George pursuant to their above-described employment agreements are in lieu of severance benefits under any severance plan or program maintained by the Company.

  Under the terms of the Company's Amended and Restated 1991 Stock and Incentive Plan, in the case of a change-in-control of the Company, certain of the outstanding stock options granted under that plan will become exercisable in full. Change-in-control is defined for this purpose as the sale of all or substantially all of the Company's assets or any merger, reorganization or exchange or tender offer which, in each case, will result in a change in the power to elect 50% or more of the members of the Company's Board of Directors.

Compensation Committee Interlocks and Insider Participation

  Messrs. Ballard, Kean, Ryan and Spears served as the members of the Compensation and Stock Option Committee during 1996. James L. Seiberlich also served as a member of this committee during 1996 until he retired from the Board in May 1996.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of March 1, 1997, information about the ownership of Common Stock of the Company by each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated.

                                                Amount and Nature    Percent of
      Name and Address of Beneficial Owner   of Beneficial Ownership Class (1)
      ------------------------------------   ----------------------- ----------
      The Capital Group Companies, Inc.            14,791,680(2)        7.56
      333 South Hope Street
      Los Angeles, CA 90071
      Massachusetts Financial Services
       Company                                     10,322,282(3)        5.27
      500 Boylston Street
      Boston, MA 02116

--------
(1) Percent of class calculation is based on 185,489,845 shares of the Company's Common Stock outstanding as of March 1, 1997, plus 10,105,706 shares representing Common Stock issuable with respect to the outstanding shares of the 5.75% Series A Convertible Preferred Stock of the Company.
(2) With respect to the information reported relating to The Capital Group Companies, Inc. ("Capital"), the Company has relied upon the information supplied by such company in a Schedule 13G filing received by the Company on or about February 18, 1997. Certain operating subsidiaries of Capital exercised investment discretion over various institutional accounts which held 14,791,680 shares of the Company's Common Stock. Capital Research and Management Company, a registered investment advisor, had investment discretion with respect to 9,920,000 shares of the above shares. The remaining shares reported as being beneficially owned by Capital are deemed to be beneficially owned by Capital Guardian Trust Company, Capital International Limited and Capital International S.A., none of which owns 5% or more of the outstanding securities of the Company.
(3) With respect to the information reported relating to Massachusetts Financial Services Company ("MFS"), the Company has relied upon the information supplied by such company in a Schedule 13G received by the Company on or about February 14, 1997. The Schedule 13G indicates that these shares are also beneficially owned by certain other non-reporting entities as well as MFS. Of the shares reported, MFS has sole voting power with respect to 10,227,982 of the shares.

  The following table sets forth as of March 1, 1997, information about the beneficial ownership of Common Stock of the Company by each director and nominee for director, each executive officer named in the Summary Compensation Table, and by all directors and all executive officers as a group. Except as otherwise indicated, the shareholders listed in the following table have sole voting and investment powers with respect to the shares indicated.

           Name of Beneficial Owner           Amount and Nature      Percent of
             or Identity of Group         of Beneficial Ownership(1)  Class(2)
           ------------------------       -------------------------- ----------
      William C. Ballard                             91,200(3)           *
      Richard T. Burke                            1,027,143(4)           *
      James A. Johnson                               65,000(5)           *
      Thomas H. Kean                                 58,000(6)           *
      Douglas W. Leatherdale                        331,420(7)           *
      Elizabeth J. McCormack                         90,000(8)           *
      William W. McGuire, M.D.                    1,422,611(9)           *
      Walter F. Mondale                                 500              *
      Robert L. Ryan                                  1,000              *
      Kennett L. Simmons                             56,813(10)          *
      William G. Spears                             123,612(11)          *
      Gail R. Wilensky                               56,100(12)          *
      James G. Carlson                               38,094(13)          *
      David A. George                                33,052(14)          *
      David P. Koppe                                103,606(15)          *
      Travers H. Wills                              132,922(16)          *
                                                  ---------             ----
      All executive officers and
       directors as a group (21 persons)          4,027,971(17)         2.06%
                                                  =========             ====

--------
*   Less than 1%
(1) The number of shares indicated in this table does not include the 1996 allocation of shares to the identified individuals under the Company's ESOP since that allocation has not yet been finalized. The average number of shares allocated to the accounts of the persons for their 1995 participation in the ESOP was 10 shares. In addition to the persons who currently have ESOP shares, Messrs. Carlson and George and one other executive officer will be eligible for a 1996 allocation of shares.
(2) Percent of class calculation is based on 185,489,845 shares of the Company's Common Stock outstanding as of March 1, 1997, plus 10,105,706 shares representing Common Stock issuable with respect to the outstanding shares of the 5.75% Series A Convertible Preferred Stock of the Company.
(3) Includes 88,000 shares purchasable under stock options exercisable within sixty (60) days.
(4) Includes 184,000 shares purchasable under stock options exercisable within sixty (60) days by Mr. Burke and 14,174 shares purchasable under stock options exercisable within sixty (60) days by Mr. Burke's spouse. Also includes approximately 110 shares held by the Trustee of the Company's ESOP for Mr. Burke's spouse's account with respect to which Mr. Burke's spouse has sole voting power and no investment power, and 259 shares held directly by Mr. Burke's spouse.
(5) Includes 56,000 shares purchasable under stock options exercisable within sixty (60) days.

(6) Includes 1,000 shares held by Mr. Kean for the benefit of his minor child and 56,000 shares purchasable under stock options exercisable within sixty (60) days.
(7) Includes a total of 1,420 shares held by each of Mr. Leatherdale's two dependent children (700 and 720 shares individually) as well as 260,000 shares purchasable under stock options exercisable within sixty (60) days.
(8) Includes 88,000 shares purchasable under stock options exercisable within sixty (60) days.
(9) Includes 1,233,724 shares purchasable under stock options exercisable within sixty (60) days. Also includes approximately 745 shares held by the Trustee of the Company's ESOP for Dr. McGuire's account with respect to which Dr. McGuire has sole voting power and no investment power.
(10) Includes 56,813 shares purchasable under stock options exercisable within sixty (60) days.
(11) Includes 120,000 shares purchasable under stock options exercisable within sixty (60) days.
(12) Includes 56,000 shares purchasable under stock options exercisable within sixty (60) days.
(13) Includes 37,428 shares purchasable under stock options which are exercisable within sixty (60) days and represent the conversion of MetraHealth stock options into options for Company Common Stock.
(14) Includes 32,380 shares purchasable under stock options which are exercisable within sixty (60) days and represent the conversion of MetraHealth stock options into options for Company Common Stock.
(15) Includes 72,880 shares purchasable under stock options exercisable within sixty (60) days. Also includes approximately 745 shares held by the Trustee of the Company's ESOP for Mr. Koppe's account with respect to which Mr. Koppe has sole voting power and no investment power.
(16) Includes 131,890 shares purchasable under stock options exercisable within sixty (60) days. Also includes approximately 32 shares held by the Trustee of the Company's ESOP for Mr. Wills' account with respect to which Mr. Wills has sole voting power and no investment power.
(17) Includes 2,807,159 shares purchasable under stock options exercisable within sixty (60) days. Also includes approximately 3,478 shares held by the Trustee of the Company's ESOP for the accounts of executive officers of the Company and Mr. Burke's spouse, with respect to which such persons have sole voting power and no investment power, the indirect holdings included in footnotes (4), (6) and (7) above, and the holdings of spouses of executive officers.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of United's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish United with copies of all Section 16(a) forms they file.

  Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with during its fiscal year 1996 except as follows:

  On November 29, 1996, Richard Burke, a director of the Company, sold 10,000 shares of Company Common Stock. This transaction was reported to the Securities and Exchange Commission on his Form 4 for December 1996.

  On October 7, 1996, David George, an officer of the Company, filed a Form 3 to report his holdings in the Company. The Form 3 did not report 326 shares of the Company's Common Stock which Mr. George acquired through the Company's Employee Stock Purchase Plan. On January 13, 1997, as soon as this deficiency was discovered, an amended Form 3 was filed with the Securities and Exchange Commission.

  On December 13, 1995, Douglas Leatherdale, a director of the Company, gifted 1,000 shares of the Company's Common Stock. This transaction was reported to the Securities and Exchange Commission on an amended Form 4 for December 1995 which was filed on September 3, 1996.

  On December 1, 1995, Jeannine Rivet, an officer of the Company, purchased 475 shares of the Company's Common Stock through the Company's Employee Stock Purchase Plan. Due to an administrative error, this purchase was not reported to the Securities and Exchange Commission until February 15, 1997, when Ms. Rivet filed a Form 5 for the fiscal year ended December 31, 1996.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

  During the Company's fiscal year ended December 31, 1996, the Company paid approximately $902,000 in insurance premiums to The St. Paul Companies, Inc., of which Mr. Leatherdale is a director and the Chief Executive Officer.

  During the Company's fiscal year ended December 31, 1996, the Company paid approximately $69,000 in salary and incentive payments to Mr. Burke's spouse, an employee of the Company since July 1990.

  During the Company's fiscal year ended December 31, 1996, the Company paid approximately $98,000 in salary and incentive payments to Mr. Mondale's son, who was employed by the Company from October 1992 through October 1996.

  During the Company's fiscal year ended December 31, 1996, the Company received approximately $12,000,000 from United Mine Workers of America for managed care services. Ms. Wilensky is on the Board of Trustees of United Mine Workers of America.

  Dorsey & Whitney LLP is the Company's corporate counsel. David J. Lubben, the General Counsel and Secretary of the Company, was a partner of Dorsey & Whitney prior to joining the Company in October 1996. Mr. Mondale joined Dorsey & Whitney as a partner in January 1997.

  During the Company's fiscal year ended December 31, 1996, the Company paid approximately $30,000 in consulting fees and reimbursable expenses to Mr. Simmons.

                                 OTHER MATTERS

  The Board of Directors of the Company knows of no other matters which may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting calling for a vote of the shareholders, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

               SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

  Any proposal by a shareholder to be presented at the next annual meeting of shareholders must be received at the Company's principal executive offices, 300 Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, not later than December 7, 1997.

                                       BY ORDER OF THE BOARD OF DIRECTORS,


                                       David J. Lubben
                                       Secretary

Dated: March 28, 1997

-------------------------------------------------------------------------------

P   R   O   X   Y

                         UNITED HEALTHCARE CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints William W. McGuire, M.D. and David J. Lubben as Proxies, each with the power to appoint his substitute, and hereby authorizes each or either of them to represent and to vote, as designated below, all of the shares of Common Stock of United HealthCare Corporation held of record by the undersigned on March 17, 1997, at the Annual Meeting of Shareholders to be held on May 14, 1997 or any adjournment thereof.

--------------------------------------------------------------------------------

 1. ELECTION OF DIRECTORS

   Nominees: Douglas W. Leatherdale, James A. Johnson, Walter F. Mondale

   FOR all nominees             WITHHOLD AUTHORITY to vote for all nominees
       listed above                                listed above [_]
       except as noted
       herein [_]

   To withhold authority to vote for any individual nominee, print that nominee's name on the line below:

   --------------------------------------------------------------------

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 2. PROPOSAL to ratify appointment of independent public accountants.

                       FOR [_]  AGAINST [_]  ABSTAIN [_]

--------------------------------------------------------------------------------

 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

             (Continued and to be SIGNED AND DATED on Reverse Side)

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THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION
IS GIVEN, REGISTERED SHARES WILL BE VOTED FOR ALL DIRECTORS NAMED IN ITEM 1 AND FOR PROPOSAL 2.

SHARES HELD IN THE UNITED HEALTHCARE CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN (ESOP SHARES) WILL BE VOTED ACCORDING TO YOUR INSTRUCTIONS. HOWEVER, IF INSTRUCTIONS ARE NOT RECEIVED, OR IF THIS CARD IS NOT PROPERLY EXECUTED, THE ESOP SHARES WILL NOT BE DEEMED TO BE REPRESENTED FOR PURPOSES OF CALCULATING THE VOTE.

Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                                           ESOP Shares
                                                           Registered Shares


                                         --------------------------------------
                                         Signature

                                         --------------------------------------
                                         Signature if held jointly

                                         Dated: ________________________ , 1997

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 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                    ENVELOPE
--------------------------------------------------------------------------------

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